SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is entered into by and between Neil Ryding (“Ryding“ or “You”) and Hospira, Inc., (“the Company”).

1.	Last Day of Work: The parties agree that your last day of employment with Hospira will be October 11, 2013.

2.
Entire Agreement: The parties understand that this Agreement constitutes the entire agreement between the parties and supersedes all other prior agreements and undertakings both written and oral among the parties with respect to the subject matter hereof, except for the Employee Agreement previously entered into by you and Hospira, dated July 19, 2012 (the “Employee Agreement”) (unless specifically modified herein). Any amendments or modifications to this Agreement shall only be valid if made in writing and signed by both parties.

3.	Payments and Other Consideration: Subject to the terms of this Agreement, Hospira will provide you with:

(a)
a “Severance Payment” equaling up to two (2) years of your current, as of the date of your last day of employment, base salary (less applicable taxes and withholdings), paid to you in equal monthly installments over the course of 24 months, effective from the date you sign this Agreement, provided that you will forfeit such payment if you fail to execute this Agreement, and the payment does not commence, within 60 days after your last day of employment. Severance payments will terminate upon the earlier of: (i) your commencement of new employment in any capacity; or (ii) two years from the date on which you sign this Agreement;

(b)
a lump sum payment equivalent to 130% of the cost of 52‑weeks of COBRA (as defined in Section 4980B of the Internal Revenue Code of 1986, as amended, and Sections 601‑609 of the Employee Retirement Income Security Act of 1974, as amended) continuation coverage premiums in lieu of any continued medical, dental, vision, and other welfare benefits offered by Hospira; and such period of COBRA continuation coverage will be included as part of the period during which you may elect continued group health coverage under COBRA;

(c)
outplacement services, selected by Hospira and at its expense, for a period beginning on your last date of employment and continuing until the earlier to occur of: (i) your acceptance of other employment; or (ii) 12 months after the date you sign this Agreement. The outplacement service provider will be instructed to bill Hospira directly for these services;

(d)
Your equity grants are subject to the terms of the Hospira 2004 Long-Term Stock Incentive Plan, as amended, the agreements under which they were granted, and the administrative rules and procedures regarding such equity grants. Under those terms, any stock options that are not vested as of your last day of employment will expire as of that date and be forfeited. Options that are vested as of your last day of employment are exercisable for three months following such date, when they will lapse. Ryding understands that he will forfeit all performance share units and performance-based restricted stock unit grants.

(e)	Bonus Payment: Ryding is not entitled to a 2013 or 2014 Hospira Performance Incentive Plan (PIP) or Hospira Incentive Plan (HIP) payment.

(f)	Sign on Bonus and Relocation Reimbursement: Hospira agrees that it will not seek to recover amounts paid to Ryding as a sign-on bonus or relocation expense.

4.	Vacation Payments: Ryding agrees that the payment provided in paragraph 3(a) is inclusive of any earned but unused vacation for 2013.

5.
Return of Any Outstanding Payments: You agree to pay any and all outstanding amounts you owe to Hospira and you hereby authorize Hospira to withhold any such outstanding amounts from your final paycheck and/or Severance Payment.

6.
Return of Company Property: By your signature below, you agree that all company property, including, but not limited to, any: (a) electronics, such as company issued computer, iPhone (or any company cell phone) and iPad; and (b) documents, memoranda, notes, records, reports, photographs, drawings, plans, papers, or other documents made or compiled by or made available to you during the course of employment with Hospira (whether in paper or electronic format), and any copies of abstracts thereof, whether or not they contain Confidential Information, are and shall be the property of Hospira. You have made a diligent effort to locate any such Company property within your possession and have delivered it to Hospira. In the event that you locate an item of Company property that you inadvertently failed to deliver to Hospira, you will do so promptly upon discovering it.

7.
Employee Agreement: The parties agree that the Employee Agreement remains in full force and effect, except that paragraphs 9, 12 and 15 of the Employee Agreement are superseded and replaced by the paragraphs below:

(a)
Ryding shall not, for a period of two (2) years following his last day of employment at Hospira, become employed (whether in a temporary or permanent capacity) or perform consulting work for CareFusion, Baxter Healthcare, B Braun Medical and/or Smiths Medical;

(b)
Ryding shall not, for a period of two (2) years following his last day of employment at Hospira, solicit or assist in soliciting, either directly or indirectly, any employee of Hospira to work for or with Ryding or any company, entity or organization that has employed Ryding or retained him as a consultant or independent contractor during the two years following the termination of his employment at Hospira;

(c)
Ryding further agrees that for a period of one year following his last day of employment at Hospira, he will not become employed by, perform consulting services, or otherwise work for or with any company, entity, or organization in a capacity involving the research, discovery, development, manufacture, importation, marketing, promotion or sale of products that are directly competitive with Hospira’s Device products;

(d)
Ryding agrees that he will not disclose any Confidential Information, as that term is defined in Paragraph 2(c) of the Employee Agreement, to any employer, prospective employer or entity or organization by whom he may be employed or for whom he may provide consulting services; and

(e)
For a period of two (2) years after the last date of Ryding’s employment with Hospira, Ryding shall communicate his obligations under this Agreement and the Employee Agreement to any subsequent employer(s), including providing such employer(s) with a copy of this Agreement and the Employee Agreement. Ryding shall also advise Hospira of the name and address of any subsequent employer within this period.

Ryding agrees that if he engages in activities prohibited under his Employee Agreement and paragraph 7 above, then Hospira has the right to immediately cease any remaining payments owed to him under paragraph 3(a) of this Agreement and to claw back any and all payments made to him under paragraph 3(a) of this Agreement.

8.	Notice of Re-Employment: Ryding agrees that he will immediately notify Hospira’s Chief Human Resources Officer upon commencing any employment within 24 months of the date of this Agreement.

9.
Non-Disparagement: You agree to maintain and protect the reputation of Hospira and its businesses, products and personnel, and you shall not disparage Hospira or any person representing Hospira, or engage in any similar activities which reasonably could be anticipated to affect negatively the reputation of Hospira and its businesses, products and personnel, and relationships with current or prospective customers, suppliers and employees. Hospira also agrees that it shall instruct the entire Senior Leadership Team and Device Leadership Team not to disparage you.

10.
Cooperation Agreement: You agree to make reasonable efforts to cooperate with Hospira with respect to any suit, claim or question arising regarding any matter of which you had knowledge during your employment with Hospira. Such cooperation shall be at such mutually agreed upon times that are reasonably acceptable to you and your schedule and shall include, but not be limited to, appearance at depositions, assistance in responding to discovery demands, and in preparing for trial and appearance at trial. Hospira will reimburse you for all such reasonable out-of-pocket expenses you incur in providing such assistance. If Hospira asks you to spend more than twenty (20) hours pursuant to this provision, it will pay you $200.00/per hour for your time after 20 hours.

11.
General Release and Covenant Not to Sue: In exchange for the payment and benefits listed in paragraph 3, except as set forth herein, you agree to and forever waive, release, and discharge Hospira from any and all claims, actions, causes of action, obligations for damages, losses, expenses, attorneys’ fees or costs, back pay, loss of earnings, debts, reinstatement and any and all other demands which you may have against Hospira arising out of your employment with Hospira, and/or any other occurrences whatsoever to the effective date of this Agreement, whether known or unknown, suspected or concealed, and whether presently asserted or otherwise, including but not limited to:

(a)
claims arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Section 1981 of the Civil Rights Act of 1866; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the Family Medical Leave Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act (WARN); and/or claims arising out of any other state, federal, local or municipal employment statute; and/or

(b)	claims arising out of any other federal, state or local statute, constitution, ordinance, regulation or at common law; and/or

(c)
any other claim whatsoever, including but not limited to, claims relating to implied or express employment contracts, public policy or tort claims, retaliatory discharge claims, negligence, negligent hiring, defamation claims, wrongful discharge claims, invasion of privacy claims, intentional infliction of emotional distress claims, intentional interference with contract claims, common law claims, personal injury claims, or any other claim whatsoever relating to your employment, your discharge of employment and/or any other occurrence to the date of this Agreement.

The parties agree that by signing this Agreement you do not release any claims which you cannot waive or release by law. Further, the parties agree that you are not releasing any claims you may have to enforce for breach of this Agreement, any claims that may arise after you sign this Agreement, any right you may have to unemployment compensation or worker’s compensation, or any rights you may have as an employee and/or officer of Hospira to indemnification in connection with third party claims or proceedings, under any statute, by-laws insurance policies, or Hospira policies. You further agree that, in the event that you may be included as a claimant in any administrative charge or investigation or may be a member of a class, to waive any monetary recovery from Hospira as a result of such inclusion. In addition, you agree never to sue Hospira in any forum for any claim covered by the above waiver and release language. If you violate this Agreement by suing Hospira in connection with a released claim, then you shall reimburse the payments and cost of benefits provided by paragraph 3 and be liable to Hospira for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit.
12.    Other Representations: You represent and warrant that:

(a)	you have read this Agreement in its entirety and are advised to obtain counsel before signing this Agreement;

(b)
you are signing this Agreement knowingly and voluntarily, without coercion of any kind, and with full knowledge and understanding of the provisions of this Agreement, their legal and practical effect, which shall be final and binding upon you and Hospira;

(c)	you are not otherwise entitled to the payments and benefits described in paragraph 3(a)–(c);

(d)	you understand that you may take up to 21 days, or more if extended in writing by Hospira, to review and consider this Agreement;

(e)	you are not relying on any statements, representations or promise made by Hospira, except as specifically set forth in this Agreement;

(f)	you acknowledge that you have not suffered any on-the-job injury for which you have not filed a claim;

(g)	if any part of this Agreement is found to be illegal or invalid, the rest of this Agreement will be enforceable; and

(h)
after signing this Agreement, you have 7 days to revoke this Agreement and can do so by delivering written revocation to Ken Meyers, Senior Vice President, Chief Human Resources Officer. If you do not revoke this Agreement, you will receive the payments and benefits described in paragraph 3.

13.
Change in Control Agreement: In exchange for the payment and benefits listed in paragraph 3, you agree that: (a) you shall not be entitled to any payments or benefits under the Agreement regarding Change in Control by and between you and Hospira (“Change in Control Agreement”); and (b) the Change in Control Agreement shall be deemed terminated as of the date hereof. As of the date on which Hospira offered you this Agreement there had been no Change in Control, and was no Potential Change in Control, as defined by the Change in Control Agreement.

14.	Choice of Law Provision: The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by Illinois law.

15.
Binding Nature of the Agreement: This Agreement shall be binding upon, and inure to the benefit of, the parties’ respective heirs, executors, administrators, beneficiaries, trustees, legal representatives, successors, parents, subsidiaries, affiliates, divisions, officers, directors, agents and assigns.

16.
Notice: All notices, requests, demands or other communications provided for by this Agreement shall be in writing and sufficiently given if and when mailed by registered or certified mail, return receipt requested, postage prepaid, or if personally delivered to the parties entitled thereto at the addresses stated below. If either party wishes the notices to be sent to a different address that party will provide the other party with prompt notice of the change.

Mr. Ken Meyers
Senior Vice President, Chief Human Resources Officer
Hospira, Inc.
275 North Field Drive
Lake Forest, IL 60045

/s/ Neil Ryding                     15TH NOVEMBER, 2013
Neil Ryding                        Date

/s/ Ken Meyers
Hospira, Inc.

By:     Ken Meyers
Senior Vice President,
Chief Human Resources Officer

2nd Dec 2013
Date

1